TRANSITION MANAGEMENT & SERVICES AGREEMENT

         This TRANSITION MANAGEMENT & SERVICES AGREEMENT (the "Agreement"), dated as of August 1, 1999 (the "Transition Date"), is entered into between eGlobe, Inc., a corporation organized under the laws of Delaware, including its subsidiaries and affiliates ("eGlobe"), and Highpoint Telecommunications, Inc., a corporation organized under the laws of the Yukon, including it subsidiaries and affiliates ("Highpoint").

                                    RECITALS

         A. Pursuant to a Letter of Intent entered into on July 23, 1999 between eGlobe and Highpoint, the Parties have agreed, subject to completion of a Stock Purchase Agreement by and among eGlobe, Inc., iGlobe, Inc., and Highpoint Telecommunications, Inc. (the "Purchase Agreement") which will provide for the orderly legal transfer of the assets, operations and business of iGlobe, to the following: Highpoint has agreed to cause the sale of certain portions of its business which have been incorporated into iGlobe, Inc, a Delaware Corporation ("iGlobe"), and eGlobe has agreed to purchase all of the outstanding stock of iGlobe.

         B. Pursuant to an agreement reached on July 26, 1999, eGlobe has agreed to take responsibility for the ongoing financial condition (profit, loss, cash flow) and operations of iGlobe and its business and, in particular, to accept the liability (or benefit) of the operating losses (or profits) beginning on August 1, 1999.

         C. eGlobe wishes Highpoint to provide and Highpoint wishes to provide for the benefit of eGlobe during the period beginning on the Transition Date and ending at termination of this agreement (the "Transition Period") certain services to support the operation of the iGlobe business in the ordinary course of business and to assist eGlobe in accomplishing the orderly transfer of functions, subject to and in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the premises and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

             TRANSFER OF MANAGEMENT AND OPERATING RESPONSIBILITY AND
                       TRANSITION ADMINISTRATIVE SERVICES

         Section 1.1. Transfer of Management and Operating Responsibility. (a) As of August 1, 1999, eGlobe shall bear responsibility for and accept the liability and benefit of the business of iGlobe. The assumption of liabilities and assets shall be governed by the terms of Section 2 of the Letter of Intent by and between Highpoint Telecommunications, Inc. and eGlobe, Inc. entered into on July 23, 1999 ("LOI") and the schedules attached to this Agreement pursuant to paragraph (b) of this Section 1.1 (which assumption of liabilities and assets shall be subject to adjustment as determined by the terms of the Purchase Agreement). For the purposes of clarity and the avoidance of doubt, eGlobe is accepting responsibility for the anticipated operating cash flow deficit of iGlobe during the period between August 1, 1999 and the termination of this agreement, which deficit will be borne and managed by Highpoint pursuant to the terms of this Agreement and for which Highpoint will be compensated at the termination of this Agreement by eGlobe.

         (b) The business of iGlobe is in the process of being transferred to it from other divisions and subsidiaries of Highpoint. For purposes of this Agreement, the business of iGlobe includes all of the business contemplated to be transferred to it by the LOI and includes the business conducted pursuant to the contracts, with the use of the assets, and through the efforts of the employees identified in Schedules B-1, B-2 and B-3 of this Agreement, subject to adjustment as determined by the terms of the Purchase Agreement.

         (c) eGlobe and Highpoint agree that Highpoint shall render its services and affect the business of iGlobe only in the normal and ordinary course and will not delay any expenditures incurred by or on behalf of eGlobe in the ordinary and normal course.

         Section 1.2 Basic Services. (a) During the term of this Agreement, at the request of eGlobe, Highpoint shall, through Highpoint's employees and through Highpoint's agents, contractors or independent third parties that are providing services to iGlobe as of the date hereof, in each case at the option of Highpoint and reasonably acceptable to eGlobe, provide or cause to be provided to eGlobe, those services (the "Services") set forth on Exhibit A hereto in a manner consistent with the manner in which such services were previously provided to iGlobe by Highpoint, in each case, until such Service shall have been discontinued in accordance with Article V, provided, that Highpoint shall not be required to provide the Services if the provision of such Services would result in a disruption to the normal operations of Highpoint as they have been conducted  until the date  hereof.  At all times during the  performance  of the
Services,  all persons  performing  Services  hereunder  (including  any agents, temporary employees, independent third parties and consultants) shall be construed as being independent from eGlobe and not as employees of eGlobe on account of such Services. Except as provided herein, eGlobe shall not have any responsibility with respect to any employee, agent, contractor or independent third party providing the Services. Highpoint shall not be required to perform Services hereunder that conflict with or violate any applicable legal requirement.

         (b) eGlobe and Highpoint agree that David Warnes, who is an executive and a Director of Highpoint and a Director of eGlobe, will be the key executive manager and principal transition executive for the day-to-day management of iGlobe under the terms of this Agreement through the period during which transition services are being provided.

         (c) eGlobe and Highpoint shall each nominate a representative to act as the primary contact person with respect to the accomplishment of the transactions contemplated by this Agreement (the "Service Coordinators"). The initial Service Coordinators shall be Scott Sledge for eGlobe and Robin Brown for Highpoint. Unless the parties otherwise agree, all communications relating to this Agreement and the schedule of Services on Exhibit A hereto shall be directed to the Service Coordinators.

         Section 1.3. Standard of Performance. Highpoint shall perform the Services for eGlobe with the same degree of care, skill and prudence customarily exercised by it for its own operations and in its provision of services to itself and its own subsidiaries, and in compliance with applicable law, and in the case of legal services, in accordance with the applicable codes of professional conduct. Each party shall perform its services under this Agreement without undue delay and Highpoint shall keep its equipment and facilities that are necessary or useful to the performance of its obligations hereunder in good working condition and repair.

         Section 1.4. Records. Highpoint shall maintain true and correct records of all receipts, invoices, reports and other documents relating to the Services rendered hereunder in accordance with its standard accounting practices and procedures, consistently applied, which practices and procedures shall be comparable to those practices and procedures employed by Highpoint in its provision of services to itself and its own subsidiaries. Without limiting the generality of the foregoing, Highpoint's accounting records shall be maintained in sufficient detail to enable an auditor to verify the accuracy, completeness and appropriateness of the charges for the Services hereunder. eGlobe shall have the right to inspect and (at its expense) copy such records during Highpoint's regular office hours. eGlobe shall give Highpoint reasonable prior notice of any such inspection and/or copying request. Highpoint shall retain such accounting records and make them available to eGlobe's auditors for a period of not less than five (5) years from the close of this fiscal year of eGlobe, provided, however, that Highpoint may, at its option, transfer such accounting records to eGlobe.

         Section 1.5. Development of Capabilities. eGlobe shall use its reasonable best efforts to develop the capability to provide the Services for itself and to discontinue under Article V its use of such Services reasonably soon thereafter.

                                   ARTICLE II

                                 SERVICE CHARGE

         eGlobe shall compensate Highpoint for the Services performed by Highpoint pursuant to the terms of this Agreement by paying to Highpoint an amount equal to the Transition Operating Deficit of iGlobe during the Transition Period. The Transition Operating Deficit shall equal the Adjusted Operating Cash Flow Deficit which shall mean the amount equal to any deficit in Net Cash Flow from Operations during the specified period (as determined pursuant to GAAP), reduced by any deferral of payments or other unpaid liabilities incurred during the period or any advances of funds by eGlobe to iGlobe during that period.

                                   ARTICLE III

                                     PAYMENT

         Section 3.1. Payment. The Service Charge shall be paid to Highpoint pursuant to the terms and conditions of the Promissory Note described in Article
3.2 below (the "Note"), including any interest accrued and payable under the Note. The Principal Amount of the Note shall be based upon an Invoice for a sum equal to the Transition Operating Deficit to be supplied by Highpoint at Closing, which Invoice shall set forth in reasonable detail for the Transition
Period: (a) the calculation of the Transition Operating Deficit, and (b) such additional information as may be necessary to verify such calculations or as eGlobe may reasonably request.

         Section 3.2 Promissory Note. eGlobe shall execute in favor of Highpoint and deliver to Highpoint at termination of this Agreement a Promissory Note in form and substance reasonably acceptable to Highpoint in the principal amount equal to the amount of the Invoice, provided, however, that the amount of the Invoice shall be subject to review and verification by eGlobe during the seven business days following Closing and that the principal amount of the note shall be subject to adjustment by agreement of the Parties to reflect any recalculation of the Transition Operating Deficit based upon such review and verification; if by the close of business on the 10th business day following termination of this Agreement, eGlobe and Highpoint cannot agree on a proposed recalculation of the Invoice amount, then eGlobe shall pay the undisputed portion of the principal amount of the Note and the recalculation shall be submitted to binding arbitration according to the rules of the American Arbitration Association, such arbitration to take place in Chicago, Illinois. The Note shall mature and the principal amount of the Note shall become due and payable on the date that is ten (10) business days after the Closing (the "Maturity Date"). Interest shall accrue on any unpaid principal on the note at the annual rate of fifteen per cent (15%) simple interest commencing on the Maturity Date.

         Section 3.2. Currency. All payments hereunder shall be in U.S. Dollars.

                                   ARTICLE IV

                                      TERM

         This Agreement shall commence as of the Transition Date and shall continue to be in full force and effect until the earlier to occur of the Closing under the Purchase

Agreement (at which time this Agreement shall terminate) or the date that is thirty days after notice to terminate by either party, provided, that if all the Services to be provided hereunder have been discontinued by eGlobe pursuant to
Article V hereof prior to such date, then this Agreement shall terminate as of the date all Services were discontinued.

                                    ARTICLE V

                           DISCONTINUATION OF SERVICES

         Section 5.1. Discontinuation of Services. eGlobe may, without cause, discontinue any or all of the Services being provided to it by Highpoint pursuant to this Agreement by giving Highpoint five (5) days' prior written notice of the discontinuation thereof.

         Section 5.2. Procedures upon Discontinuation or Termination of Services. Upon the discontinuation or termination of a Service hereunder, Exhibit A shall be deemed amended to delete such Service as of such date, and this Agreement shall be of no further force and effect for such Service, except as to obligations accrued prior to the date of discontinuation or termination of such Service. Highpoint shall furnish to eGlobe all such information and take all such other actions as eGlobe shall reasonably request to effectuate an orderly and systematic transfer of Highpoint's duties and activities under this Agreement, provided that the reasonable direct costs of the same shall be properly reimbursed to Highpoint by eGlobe.

                                   ARTICLE VI

                                    LIABILITY

         Highpoint shall have no liability to eGlobe in connection with the provision of the Services, except to the extent that such liability is a result of Highpoint's gross negligence or willful misconduct. Except as to matters for which Highpoint would be liable under this Article, eGlobe shall indemnify Highpoint and its officers, directors and employees (collectively, the "Highpoint Indemnitees") and shall defend and hold harmless each of them from any claims, actions, or suits brought against any Highpoint Indemnitee in connection with or arising out of the Services performed by Highpoint at eGlobe's request hereunder.

                                   ARTICLE VII

                               PURCHASE AGREEMENT

         The Parties shall use their good faith best efforts to conclude the Purchase Agreement on or before October 15, 1999. The Purchase Agreement shall include reasonable provisions with regard to all of the matters addressed in the draft Purchase Agreement (a copy of which is attached hereto and incorporated herein for informational purposes only - the specific content of the provisions of the Purchase Agreement shall only be binding upon the parties in the final form agreed to by the parties).

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

           Section 8.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

         (a) If to eGlobe:

             eGlobe, Inc.
             1250 24th Street, NW, Suite 725
             Washington, D.C.  20037
             Telecopier No.:(202) 822-8984
             Attention:General Counsel

         (b) If to Highpoint:

             David Warnes
             1890 N. Shoreline Blvd.
             Mountain View, CA 9403
             Telecopier No.:  (650) 943-4440

             with a copy to:

             Graham & James, LLP
             Attn. Remsen Kinne, Esq.
             Telecopier No. (415) 391-2493

         Section 8.3. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 8.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal and incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties s closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 8.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 8.6. Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 8.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to applicable choice of law principles).

         Section 8.8. Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 8.9. Fees and Expenses. Except as otherwise provided for in this Agreement, each party hereto shall pay its own fees, costs and expenses incurred in connection with this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        FOR EGLOBE

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        FOR HIGHPOINT

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                              SCHEDULE A: SERVICES


     Area and Function                                   Description of Service
     -----------------                                   ----------------------

Finance & Administration

      Accounting                              Support for general accounting services

      Payments                                Support for general payments services

      Treasury Management                     Support for general treasury management services

      Financial Planning  &  Control          Support  for general  financial   planning  and control services,
                                              including business  planning,   analysis  of business segments, etc.

      Administrative Systems                  Use of hardware and software required for back-office

Legal Support

      Regulatory                              Provide general advice and be available for consultation  with respect to specific matters.

      Municipal  Permits  and  Rights         Provide  general  advice  and be available for consultation with respect to
      of Way                                  specific matters.

      Government Relations                    Provide general advice and be available for consultation with respect to specific matters.

      Other                                   Provide  general   assistance  for attorneys  hired by Company in the
                                              transitioning of legal services to in-house  attorneys (e.g.,  advice
                                              as  to   status   of   litigation, contracts under negotiation).

Operating Management                          Provide an Executive to manage day-to-day operations in Mt. View at the direction of eGlobe
